EXHIBIT 10.6

HARBREW IMPORTS LTD.

October 25, 2007

Capstone Business Credit, LLC
1350 Avenue of the Americas, 24th Floor
New York, NY  10019

Capstone Capital Group I, LLC
1350 Avenue of the Americas, 24th Floor
New York, NY  10019

Ladies and Gentlemen:

Reference is hereby made to the following documents (each, a “Financing Document”, and collectively, together with the related agreements executed in connection therewith, the “Financing Documents”):

A)           that certain Discount Factoring Agreement, dated as of January 22, 2007, between Harbrew Imports, Ltd., a New York corporation (“Company”) and Capstone Business Credit, LLC (“CBC”); and

B)            that certain Purchase Order Financing Agreement, dated as of January 22, 2007, between Company and Capstone Capital Group I, LLC (“CCG”, together with CBC, are collectively “Capstone”).

In connection with the Financing Documents, Company acknowledges and agrees as follows:

1)             Company will promptly provide or cause to be provided all information as may be requested by Capstone for purposes of compliance with the Patriot Act, including, without limitation, information that enables Capstone to identify Company (including its legal name, address, tax ID number and other information), each guarantor under the Financing Documents, and Company’s management and direct and indirect owners (including, in the case of individuals, such individual’s legal name, address, social security number and date of birth).

2)             Company will cause any acquirer of ten percent (10%) or more of Company’s stock to execute a guaranty of Company’s obligations to Capstone, in form acceptable to Capstone, promptly upon the acquisition of such stock by such party.

This letter agreement (“Agreement”) shall constitute a Financing Document and shall be subject to the provisions regarding governing law, waiver of jury trial, jurisdiction and venue applicable to the Financing Documents.  In the event of a conflict between the terms and provisions of this Agreement and the terms and provisions any Financing Document, the terms and provisions of this Agreement shall govern.  In all other respects, the Financing Documents, as amended and supplemented hereby, shall remain in full force and effect.

This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument.  Delivery of an executed counterpart of this Agreement by telefacsimile or electronically in portable document format shall be equally as effective as delivery of an original executed counterpart of this Agreement.  Any party delivering an executed counterpart of this Agreement by telefacsimile or electronically in portable document format shall also deliver an original executed counterpart of this Agreement, but the failure to do so shall not affect the validity, enforceability or binding effect of this Agreement.

Very truly yours,

HARBREW IMPORTS, LTD.

By:	/s/ Richard John DeCicco
Name: Richard John DeCicco
Its: President

ACKNOWLEDGED AND ACCEPTED:

CAPSTONE BUSINESS CREDIT, LLC By:/s/ Joseph F. Ingrassia Name: Joseph F. Ingrassia Its: Managing Member
CAPSTONE CAPITAL GROUP I, LLC By:/s/ Joesph F. Ingrassia Name: Joseph F. Ingrassia Its: Managing Member

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